                                                                  EXHIBIT 99.6

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            SIMULATION SCIENCES INC.
                                       AT

                              $10.00 NET PER SHARE
                                       BY

                              S ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                   SIEBE PLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 18, 1998, UNLESS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE, OF SIMULATION SCIENCES INC. (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (COLLECTIVELY, THE "SHARES"), WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS (EXCLUDING "OUT OF THE MONEY OPTIONS" AS DEFINED IN THE INTRODUCTION TO OFFER), AT LEAST A MAJORITY OF THE OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

     THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 15, 1998 (THE "MERGER AGREEMENT"), AMONG SIEBE PLC, S ACQUISITION CORP., S SUB CORP., AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder.
 Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER

April 21, 1998

                               TABLE OF CONTENTS

 SECTION                                                                 PAGE
 -------                                                                 ----
Introduction...........................................................     1
       1.  Terms of the Offer..........................................     2
       2.  Acceptance for Payment and Payment for Shares...............     4
       3.  Procedure for Tendering Shares..............................     5
       4.  Withdrawal Rights...........................................     7
       5.  Certain Federal Income Tax Consequences.....................     8
       6.  Price Range of Shares; Dividends on the Shares..............     9
       7.  Effect of Offer on Nasdaq National Market Listing, Market
           for Shares and SEC Registration.............................     9
       8.  Certain Information Concerning the Company..................    10
       9.  Certain Information Concerning Offeror......................    12
      10.  Source and Amount of Funds..................................    14
      11.  Background of Offer.........................................    15
      12.  Purpose of the Offer; The Merger; Plans for the Company.....    16
      13.  The Transaction Documents...................................    19
      14.  Dividends and Distributions.................................    29
      15.  Certain Conditions to Offeror's Obligations.................    29
      16.  Certain Regulatory and Legal Matters........................    31
      17.  Fees and Expenses...........................................    32
      18.  Miscellaneous...............................................    33
 Annex I.  Certain Information Concerning the Directors and Executive
           Officers of Parent and Offeror..............................   I-1
Annex II.  Summary of Significant Differences Between UK GAAP and US
           GAAP........................................................  II-1

TO THE HOLDERS OF COMMON STOCK OF SIMULATION SCIENCES INC.:

                                  INTRODUCTION

     S Acquisition Corp., a Delaware corporation ("Offeror") and an indirect wholly owned subsidiary of Siebe plc, a public limited company organized under the laws of the United Kingdom ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Simulation Sciences Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of August 13, 1997, as amended by the "Rights Amendment" as of April 17, 1998 (as so amended, the "Rights Agreement"), between the Company and Harris Trust Company of California, as Rights Agent (collectively, the "Shares"), at a purchase price of $10.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Offeror pursuant to the Offer. Offeror will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Dealer Manager"), Bankers Trust Company (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17.

     Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF DAIN RAUSCHER WESSELS, A DIVISION OF DAIN RAUSCHER INCORPORATED, THE COMPANY'S FINANCIAL ADVISOR ("DRW"), DATED APRIL 15, 1998, TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND LIMITATIONS SET FORTH THEREIN, THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THAT OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS, AND STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") WHICH WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (EXCLUDING "OUT OF THE MONEY OPTIONS," MEANING ANY OPTION, WARRANT OR OTHER CONTRACTUAL RIGHT TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK WHICH ON APRIL 15, 1998 HAD AN EXERCISE PRICE PER SHARE THAT WAS EQUAL TO OR GREATER THAN $10.00)(THE "MINIMUM CONDITION"). SEE SECTION 15.

     The Company has represented to Parent and Offeror that, as of April 15, 1998, there were 14,146,608 Shares issued and outstanding and 2,086,249 Shares reserved for issuance in connection with outstanding stock options. The Company has advised Parent and Offeror that there are 301,550 Shares reserved for issuance in connection with Out of the Money Options and approximately 60,000 Shares reserved for issuance under the Company's Stock Plans (as hereinafter defined). Based on the foregoing, Offeror believes that approximately 7,995,654 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 15, 1998 (the "Merger Agreement"), by and among Parent, Offeror, S Sub Corp., a Delaware corporation and a wholly owned subsidiary of Offeror ("Merger Sub"), and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Merger Sub or another direct or indirect subsidiary of Parent will be merged with and into the Company (the "Merger"). The Merger Agreement is more fully described in
Section 13. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12. In the Merger, each outstanding Share shall automatically be cancelled and extinguished and each outstanding Share (other than Shares owned by the Company as treasury stock, by Parent, or any subsidiary thereof, or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into and represent the right to receive $10.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the "Commission").

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on May 18, 1998, unless Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

     In the Merger Agreement, Offeror has agreed that if all of the conditions to the Offer are not satisfied by the Expiration Date then, provided that all such conditions are reasonably probable of being satisfied by the date which is 30 business days after the commencement of the Offer, Offeror shall extend the Offer (up to such 30th business day) until such conditions are satisfied or waived. Otherwise, Offeror has agreed in the Merger Agreement that, without the prior written approval of the Company, it will not extend the period during which the Offer is open, except (subject to the Company's right of termination, discussed under Section 13, "Merger Agreement -- Termination," below) (A) as required to comply with any rule, regulation or interpretation of the Commission, (B) until such time as all such conditions described under Section 15, "Certain Conditions to Offeror's Obligations," below, have been satisfied or waived or (C) only if less than 90% of the outstanding Shares have been tendered, for one or more times for a total number of days in the aggregate for any extension in accordance with this clause (C) not to exceed 10 business days for any reason other than those specified in the immediately preceding clauses
(A) and (B). Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer.

     If Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and, if at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. As described in the Introduction to this Offer to Purchase, Offeror believes the Minimum Number of Shares is approximately 7,995,654. Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, to waive or reduce the Minimum Condition or to waive any other condition to the Offer; provided, however, that pursuant to the Merger Agreement, Offeror has agreed that it will not, without the consent of the Company, waive the Minimum Condition if such waiver would result in less than a majority of the outstanding Shares (on a fully-diluted basis excluding Out of the Money Options) being accepted for payment or paid for pursuant to the Offer. If the Minimum Condition or any of the other conditions set forth in
Section 15 has not been satisfied by 12:00 midnight, New York City time, on May 18, 1998 (or any other time then set as the Expiration Date), Offeror may elect to (1) subject to the qualifications above with respect to the extension of the Offer, extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement, accept for payment all Shares so tendered and not extend the Offer or (3) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 by giving oral or written notice of such delay or termination to the Depositary. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     In the Merger Agreement, Offeror has also agreed that it will not, without the prior written approval of the Company, (1) reduce the cash price per Share to be paid pursuant to the Offer, (2) reduce the number of Shares to be purchased pursuant to the Offer, (3) change the form of consideration to be paid in the Offer, (4) increase the Minimum Number of Shares, (5) impose additional conditions to the Offer, or (6) otherwise amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

     Except as set forth above, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under Section 15, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Offeror by reason of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Offeror reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) there must be compliance with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for unpurchased Shares are to be issued to a person other than the registered owner or owners, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within five Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, as described above) or any defect or irregularity in the tender of any Shares. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Offeror, the Dealer Manager, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 15, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Offeror deposits the payment for such Shares. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's payment for such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights, including voting at any meeting of stockholders then scheduled.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after June 19, 1998. If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," or "conversion transaction." This discussion does not address any aspect of state, local or foreign taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be (i) long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than eighteen months, and (ii) mid-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year but not more than eighteen months.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,

(c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K"), since October 25, 1996 the Shares have traded on the Nasdaq National Market under the symbol "SMCI" and the Company has not paid any cash dividends on the Shares for more than five years. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside for payment or pay any dividends or other distributions with respect to the Shares prior to consummation of the Merger. The following table sets forth the high and low sales prices per Share on the Nasdaq National Market for the periods indicated, as reported in published financial sources.

                                                              HIGH      LOW
                                                             ------    ------
Year Ended December 31, 1996:
  Fourth Quarter (from October 25, 1996)...................  $15.00    $ 9.25
Year Ended December 31, 1997:
  First Quarter............................................   18.63     10.00
  Second Quarter...........................................   15.38      9.13
  Third Quarter............................................   19.88     12.25
  Fourth Quarter...........................................   23.38     13.88
Year Ending December 31, 1998:
  First Quarter............................................   16.13      5.25
  Second Quarter (through April 20, 1998)..................    9.97      7.75

     The closing sale price per Share on the Nasdaq National Market on April 14, 1998, the last full day of trading prior to the public announcement of Offeror's intention to make the Offer, was $8.06. The closing sale price per Share on the Nasdaq National Market on April 20, 1998, the last full day of trading prior to the commencement of the Offer, was $9.81. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the proxy materials and annual and quarterly reports referred to in Section 8.

7. EFFECT OF OFFER ON NASDAQ NATIONAL MARKET LISTING, MARKET FOR SHARES AND SEC REGISTRATION.

     The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Offeror. The Company 10-K states that, as of March 16, 1998, there were 74 stockholders of record and approximately 2,800 beneficial owner of Shares.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If trading volume were lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists," or such quotations might not be published at all. If the number of holders of Shares (based on round lots) fell below 400, NASDAQ might cease to provide quotations but quotations might still be available from other sources. Offeror cannot predict whether NASDAQ trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the Federal Reserve Board's "margin list." Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Offeror.

     The Company is a Delaware corporation with its principal executive offices located at 601 Valencia Avenue, Suite 100, Brea, California 92823. According to the Company 10-K, the Company is a leading provider of commercial application software and related services to the petroleum, petrochemical, industrial chemical and other process industries, as well as the engineering and construction firms that support those industries.

     Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the consolidated financial statements presented in the Company 10-K. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein or incorporated therein by reference.

                            SIMULATION SCIENCES INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1997      1996      1995
                                                              --------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $ 60,575   $46,903   $33,119
Cost of Revenues............................................     6,556     6,928     6,760
Operating Expenses..........................................    64,608    35,791    24,152
Operating income (loss).....................................   (10,589)    4,184     2,207
Net income (loss)...........................................   (11,121)    2,692     1,355
Per share:
  Net income (loss) per share...............................     (1.01)     0.37      0.20
  Weighted average number of common and common
     equivalents............................................    11,004     7,250     6,667

                                                             AT DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------   -------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...........................................  $ 58,088   $27,904
Total assets..............................................   106,753    53,198
Total liabilities.........................................    20,993    14,379
Total stockholders' equity................................    85,760    38,819

     Recent Developments. In a press release issued on April 15, 1998, the Company announced that, for its first quarter ended March 31, 1998, it expected to report total revenues of $9.0 million to $9.6 million and a net loss per share of $0.38 to $0.48. The Company stated in the press release that the results for its 1998 first quarter were significantly below its expectations, and that operating results for the quarter were adversely impacted by a number of factors, including economic conditions in the petroleum and petrochemical industries and longer sales cycles associated with larger contracts that resulted in delays and deferrals of customer purchase commitments. The Company further stated in the press release that it believed such factors would continue and that the Company would experience revenue levels at lower than historic levels through the Company's fourth quarter ending December 31, 1998 and an operating loss in the Company's second quarter ending June 30, 1998.

     Certain Company Estimates. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section
11), the Company provided Parent with certain information relating to the Company which Offeror believes is not publicly available. This information included a preliminary operating budget for the Company for fiscal years 1998, 1999 and 2000 developed by the Company's senior management following the end of the Company's first quarter ended March 31, 1998 predicated on their then preliminary assumptions for macroeconomic conditions, gross profits and operating expenses. The Company's fiscal year 1998 operating budget estimated revenues of $50.3 million, cost of revenues of $10.3 million, operating expenses of $51.7 million, operating losses of $11.7 million, and a net loss of $8.4 million. The Company's fiscal year 1999 operating budget estimated revenues of $64.0 million, cost of revenues of $10.3 million, operating expenses of $46.0 million, operating income of $7.7 million, and net income of $6.6 million. The Company's fiscal year 2000 operating budget estimated revenues of $82.0 million, cost of revenues of $11.5 million, operating expenses of $50.0 million, operating income of $20.5 million, and net income of $14.5 million. The foregoing information has been excerpted from the materials presented to Parent and does not reflect consummation of the Offer or the Merger.

     The foregoing estimates constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in quarterly results, product introductions, competition, rapid technological change, reliance on distribution channels, international sales and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the Commission.

     The Company does not as a matter of course make public any estimates as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. The Company has informed Parent that the estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. The Company has also informed Parent that its internal financial forecasts (upon which the estimates provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Offeror or Parent or their respective financial advisors. Many of the assumptions upon which the estimates were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. The inclusion of the foregoing estimates should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it an accurate prediction of future events, and neither Offeror nor Parent has relied on them as such. None of Offeror or Parent or their financial advisors assumes any responsibility for the accuracy or validity of any of the estimates.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING OFFEROR.

     Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and Merger Sub, a Delaware corporation, was recently incorporated for the purpose of the Merger. All of the outstanding capital stock of Merger Sub is owned by Offeror.

     Until, with respect to Offeror, immediately prior to the time it purchases Shares pursuant to the Offer, and, with respect to Merger Sub, immediately prior to the Merger, it is not anticipated that Offeror or Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to their formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror and Merger Sub are newly formed and have minimal assets and capitalization, no meaningful financial information is available with respect to either of them.

     Parent is a holding company which, through its subsidiaries and related companies, engages in the design, manufacture and marketing of process automation and building control systems, temperature and appliance controls and engineered industrial equipment.

     The principal executive offices of Offeror and Merger Sub are located at 1013 Centre Road, Wilmington, Delaware 19805. The principal executive offices of Parent are located at Saxon House, 2-4 Victoria Street, Windsor, Berkshire SL4 1EN, United Kingdom.

     The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror and Parent are set forth in Annex I to this Offer to Purchase.

     Set forth below is certain summary consolidated financial information with respect to Parent. The summary below is qualified in its entirety by reference to Parent financial information contained in Parent's 1997 Annual Report and Accounts and 1997 Interim Report filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 with respect to the Offer filed by the Offeror and Parent (the "Schedule 14D-1") which may be inspected and copies obtained at the offices of the Commission as set forth in Section 8 (except that they will not be available at the regional offices of the Commission), and such financial information and related notes are incorporated herein by reference.

     Neither Offeror nor Parent is subject to the informational filing requirements of the Exchange Act. Offeror does not file reports or other information with the Commission relating to its business, financial condition or other matters. Parent files certain reports (including its Annual Report and Accounts) and information pursuant to Rule 12g3-2(b)(1) under the Exchange Act, which may be inspected and copies obtained at the offices of the Commission set forth in Section 8 (except that they will not be available at the regional offices of the Commission). In addition, stockholders of the Company may also obtain copies of Parent's 1997 and 1996 Annual Reports and Accounts and 1997 Interim Report by contacting the Corporate Secretary of Parent at Parent's principal executive offices in the United Kingdom set forth above.

     Parent's consolidated financial statements have been prepared in accordance with United Kingdom accounting practices ("UK GAAP") which practices are described in the notes to such statements. UK GAAP are not the same as generally accepted accounting principles in the United States ("US GAAP"). Parent has not determined its financial position or results of operations for any period under US GAAP. See Annex II hereto for a description of the material differences between UK GAAP and US GAAP. Offeror believes that the differences between US GAAP and UK GAAP are not, for purposes of this Offer, material to a decision by a stockholder of the Company whether to sell, tender or hold any Shares since any such differences would not affect the ability of Offeror to obtain all funds necessary to pay for Shares to be acquired pursuant to the Offer and the Merger.

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)

                               SIX MONTHS ENDED SEPTEMBER 30,                          FISCAL YEAR ENDED
                            -------------------------------------   --------------------------------------------------------
                                                                       APRIL 5,       APRIL 5,       APRIL 6,       APRIL 1,
                                 1997*         1997*      1996*          1997           1997           1996           1995
                            ---------------   --------   --------   ---------------   --------   ----------------   --------
                              (US DOLLARS      (POUNDS STERLING       (US DOLLARS                (POUNDS STERLING
                            IN MILLIONS)(2)      IN MILLIONS)       IN MILLIONS)(2)                IN MILLIONS)
CONSOLIDATED PROFIT AND
  LOSS ACCOUNT DATA:
  Sales...................      2,747.5        1,706.5    1,471.4       4,838.5        3,005.3       2,599.1        2,146.2
  Profit on ordinary
    activities before
    taxation..............        356.9          221.7      190.4         682.8          424.1         331.1          275.1
  Taxation on ordinary
    activities............       (127.8)         (79.4)     (71.4)       (252.6)        (156.9)       (126.8)        (108.7)
  Profit on ordinary
    activities after
    taxation..............        229.1          142.3      119.0         430.2          267.2         204.3          166.4
  Minority interests......         (8.7)          (5.4)      (6.9)        (21.6)         (13.4)        (11.3)          (6.1)
  Attributable to Siebe...        220.4          136.9      112.1         408.6          253.8         193.0          160.3
CONSOLIDATED BALANCE SHEET
  DATA (AT END OF PERIOD):
  Cash at bank and in
    hand..................        403.0          250.3      270.3         339.4          210.8         282.3          280.1
  Current assets excluding
    cash..................      2,826.7        1,755.7    1,435.7       2,265.3        1,407.0       1,240.3        1,113.0
  Fixed assets............      2,807.4        1,743.7    1,542.3       2,467.2        1,532.4       1,423.7        1,210.8
  Current liabilities.....     (1,809.3)      (1,123.8)    (869.3)     (1,530.2)        (950.4)       (832.5)        (809.3)
  Other liabilities.......     (2,060.7)      (1,279.9)  (1,116.1)     (1,693.4)      (1,051.8)       (972.4)        (749.4)
                               --------       --------   --------      --------       --------       -------        -------
BALANCE SHEET TOTAL.......      2,167.1        1,346.0    1,262.9       1,848.3        1,148.0       1,141.4        1,045.2
                               ========       ========   ========      ========       ========       =======        =======
  Capital and reserves....      1,951.2        1,211.9    1,106.4       1,636.7        1,016.6       1,062.3          966.2
  Minority interests......        215.9          134.1      156.5         211.6          131.4          79.1           79.0
                               --------       --------   --------      --------       --------       -------        -------
BALANCE SHEET TOTAL.......      2,167.1        1,346.0    1,262.9       1,848.3        1,148.0       1,141.4        1,045.2
                               ========       ========   ========      ========       ========       =======        =======

---------------
  * Unaudited.

(1) See Annex II for a description of certain differences between UK GAAP and US GAAP.

(2) Pounds Sterling ("L") are translated into U.S. Dollars at L1 - $1.61, the Noon Buying Rate on September 30, 1997.

10.  SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares covered by options (other than Out of the Money Options outstanding at April 15, 1998)) are tendered to and purchased by Offeror, the aggregate purchase price and all estimated commissions, fees and expenses will be approximately $162.5 million. Offeror intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's existing working capital, from drawings under Parent's currently existing unsecured $1.5 billion revolving credit facility arranged by Bankers Trust Company, Natwest Capital Markets Limited and SBC Warburg and from proceeds from the exercise of the Company's outstanding stock options. As of the close of business on April 20, 1998, the undrawn amount available to Parent under the Banker's Trust facility was approximately $183.4 million. Amounts drawn under the facility are unsecured, bear interest at an effective rate of 5.9% (as of April 20, 1998) and mature on November 29, 2000. The Parent believes that all such borrowings will be repayable from its operations and subsequent refinancings which may be entered into from time to time in the ordinary course of business. The Offer is not conditioned on the Offeror or Parent obtaining any financing.

     Parent will effect loans or contributions to capital in order to make funds available to Offeror, as determined by Parent. Parent will prepare documentation, on terms and conditions satisfactory to

Parent and customary in such loans between Parent and its subsidiaries, to evidence such intercompany loans or contributions to capital.

11.  BACKGROUND OF OFFER.

     The Company engages in lines of business similar or complimentary to those of Parent and its affiliates. Accordingly, Parent and its affiliates have followed the business activities of the Company for some time.

     In October 1997, the Company's Executive Vice President of Sales, Marketing and Engineering Services, Dirk Pfeiffer, met with Mark Davidson, the Director of Product Marketing of The Foxboro Company ("Foxboro"), an affiliate of Siebe, at the Company's principal executive offices in Brea, California to discuss generally, and exchange information regarding, their respective businesses, technology and products.

     In December 1997, Morgan Stanley contacted Parent to discuss the advantages of a business combination between Parent and the Company. Morgan Stanley advised Parent that it had not been retained by, nor had it engaged in any discussions with, the Company with respect to any such transaction. Thereafter, Morgan Stanley and Parent periodically discussed the advantages of a business combination between Parent and the Company.

     On February 13, 1998, Gary Foster, President, Software Services and Corporate Marketing of Foxboro, telephoned Mr. Harris to discuss the possibility of a strategic alliance with the Company, including a possible joint venture relationship.

     On March 3, 1998, Mr. Harris and other representatives of the Company met with representatives of Siebe, including Bruce Robinson, President of Foxboro, in Houston, Texas. At the meeting, both companies discussed their respective businesses, products and growth strategies. The parties noted the synergies between their respective technologies and discussed the possibility of a strategic technology alliance, including the possibility of Foxboro becoming a member of the Company's group of engineering service providers.

     On March 26, 1997, Mr. Harris telephoned Mr. Robinson to indicate the Company's willingness to continue their discussions regarding a strategic alliance, and indicated a willingness on the Company's part to pursue a possible expansion of that relationship.

     On March 27, 1998, Allen Yurko, Managing Director and Chief Executive Officer of Siebe, spoke with Mr. Harris and discussed a possible acquisition of the Company by Siebe and shared with Mr. Harris his views on the general structure of such a transaction and the role that the Company would play in the combined entity. On March 31, 1997, Dr. George W. Sarney, President and Chief Operating Officer of the Control Systems Division of Siebe, telephoned Mr. Harris at which time they agreed to set a date to have more in-depth discussions regarding a possible combination and to further conduct due diligence.

     On April 7, 1998, representatives of the Company, including Mr. Harris, Robert E. Grice, Jr., Executive Vice President, Finance and Chief Financial Officer of the Company, and key technical personnel, and DRW met with representatives of Siebe, including Dr. Sarney and Mr. Robinson, and Morgan Stanley & Co. Incorporated, Siebe's financial advisor ("Morgan Stanley"), in Orange County, California to discuss a possible acquisition of the Company by Siebe. Prior to the meeting, Parent and the Company executed a Mutual Nondisclosure Agreement, effective as of April 7, 1998, that required Parent and its representatives to maintain certain confidential information provided to them by or on behalf of the Company confidential and also included customary standstill restrictions. At the meeting, the Company provided Siebe with financial information about the Company, including non-public information regarding the Company's preliminary operating results for the quarter ended March 31, 1998, as well as information regarding its business, products and strategies. At the meeting, Dr. Sarney indicated Siebe's continued desire to acquire the Company and indicated that, subject to its due diligence review, including a review of the Company's preliminary revised and reduced forecast for the 1998 fiscal year, it intended to propose a cash offer for the Company on April 10, 1998. Early in the morning on April 10, 1998, the Company provided Parent with its revised and reduced forecast for the 1998 fiscal year.

     From April 8, 1998 to April 14, 1998, Siebe and its legal and financial advisors conducted legal, financial and technical due diligence of the Company. On April 9, 1998, legal counsel for Siebe sent a draft Merger Agreement and draft Stock Option Agreement to legal counsel for the Company.

     On April 10, 1998, Morgan Stanley contacted DRW and indicated that, subject to further due diligence review, including an analysis of the Company's preliminary revised and reduced estimate for the 1998 fiscal year, Siebe was prepared to offer $10.00 in cash per share of the Company.

     Thereafter, commencing on April 10, 1998 and continuing through the early morning on April 15, 1998, the Company and Parent and their respective legal and financial advisors engaged in negotiations with respect to a possible acquisition of the Company by Parent.

     On April 13, 1998, Siebe informed the Company that it would withdraw its proposal to acquire the Company if a definitive acquisition agreement was not executed prior to the opening of the U.S. trading markets on April 15, 1998.

     The Merger Agreement and the Stock Option Agreement were executed and delivered in the early morning on April 15, 1998.

     Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs.

12.  PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Offeror. The Offer is being made pursuant to the Merger Agreement.

     Approval. Under the Delaware General Corporation Law (the "DGCL"), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

     Stockholder Meetings. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent has agreed that all Shares owned by it or any of its subsidiaries (including Offeror) will be voted in favor of the Merger Agreement and the transactions contemplated thereby. The Company has also agreed to postpone the holding of its Annual Meeting of Stockholders indefinitely pending consummation of the Merger unless the Company is otherwise required to hold such meeting by Delaware Law.

     Board Representation. If Offeror purchases at least a majority of the outstanding Shares pursuant to the Offer, the Merger Agreement provides that the Company shall increase the size of its Board of Directors to seven (7) members and Offeror will be entitled to designate representatives to serve on the Board in the same proportion as the proportion of Shares beneficially owned by Parent and its subsidiaries (including Offeror) following such purchase. See Section 13. Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate Allen M. Yurko, Dr. George W. Sarney, Roger Mann, Colin P. Bonsey and/or James C. Bays, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company's conduct of its business and operations.

     Short Form Merger. Under the DGCL, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement the Company has agreed to take all action necessary under the DGCL and its certificate of incorporation and by-laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger, if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses, particularly the businesses conducted by Foxboro.

     Confidentiality; Standstill. In connection with granting Parent and its representatives access to certain confidential information of the Company, Parent executed a Mutual Disclosure Agreement with the Company, dated as of April 7, 1998 (the "Confidentiality Agreement"). Among other things, the Confidentiality Agreement provides that, beginning on the date of the Confidentiality Agreement and ending twelve (12) months after the date on which Parent or the Company provides notice that it has decided not to proceed with a transaction between the parties, neither Parent nor the Company (nor their affiliates) will, without the prior written consent of the other party's Board of Directors, do any of the following (the "Standstill Provisions"): (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership of any of the other party's assets (other than in the ordinary course of business) or businesses or any voting securities issued by the other party, or any rights to acquire such ownership; (b) make or participate in any solicitation of proxies or consents with respect to any securities of the other party that may be entitled to vote in the election of the other party's directors, or seek to influence any person with respect to the voting of any such securities, or become a participant in an election contest with respect to the other party, or demand a copy of the other party's stock ledger, list of stockholders or other books and records, or attempt to call any meeting of the stockholders of the other party; or (c) enter into any discussions or arrangements with any third parties with respect to any of the foregoing. Those provisions shall not apply if another person (including the Company) commences a tender offer for, or publicly discloses a transaction to acquire, at least 50% of the Company's securities (the "Standstill Proviso").

     The Company waived the Standstill Provisions with respect to the Offer and the Merger, and such restrictions shall not apply following consummation of the Offer. In addition, in the Merger Agreement, the Company has agreed that, notwithstanding the Standstill Provisions, if any third party commences an Alternative Acquisition (defined below) involving a change of control in the Company or its business then, provided the Merger Agreement has been terminated, Parent and its affiliates may propose or present any offer or offers, or take other action it deems appropriate, in response thereto. See Section 13, "Non-Solicitation Obligations; Bona Fide Offers," below.

     Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Offeror have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13.  THE TRANSACTION DOCUMENTS.

  The Merger Agreement

     Commencement. The Merger Agreement provides for the commencement of the Offer not later than five business days after the execution of the Merger Agreement, provided that the Merger Agreement has not theretofore been terminated pursuant to its terms. Parent, Offeror and the Company are required to use all reasonable efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     Merger. The Merger Agreement provides that, as soon as practicable after expiration of the Offer and the receipt of any required approvals and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, Merger Sub (or another direct or indirect Delaware subsidiary of Parent) will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") in the Merger under the corporate name it possesses immediately prior to the effective time of the Merger (the "Effective Time"). Notwithstanding the foregoing, the parties to the Merger Agreement have agreed that Offeror may revise the structure of the Merger (including merging the Company into Merger Sub or merging the Company with or into another direct or indirect wholly-owned subsidiary of Parent) provided that any such restructuring does not (i) cause a failure of a condition to the Offer or the Merger, (ii) adversely affect the stockholders of the Company and (iii) cause the Company to breach its representations and warranties under the Merger Agreement.

     Vote Required to Approve Merger. In the Merger Agreement, the Company has agreed, if required by the DGCL, in order to consummate the Merger, to take all action necessary in accordance with the DGCL to convene a meeting of its stockholders promptly following consummation of the Offer for the purpose of considering and approving the Merger. The Company, acting through its Board of Directors, has further agreed that if a stockholders' meeting is convened, the Board of Directors shall recommend that stockholders of the Company vote in favor of the Merger and that such recommendation shall not be withdrawn or adversely modified except by resolution of the directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors") adopted in the exercise of applicable fiduciary duties, after consultation with counsel. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by Offeror, use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger, and to take all other reasonable action necessary or, in the opinion of Offeror, helpful to secure the vote of its stockholders in favor of the Merger. At any such meeting, all of the Shares then owned by Parent, Offeror or any subsidiary of Parent, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be cancelled and extinguished and each Share (other than Shares held in the treasury of the Company, Shares held by Parent or any subsidiary thereof, and Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the Shares, be converted into the right to receive the Offer Price upon the surrender of the certificate formerly representing such Share. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

     Treatment of Stock Option Plans and Stock Purchase Plans. Following the purchase of Shares pursuant to the Offer, the unvested portion of all outstanding stock options, warrants or other rights to acquire shares under the Company's 1994 Stock Option Plan, 1996 Stock Plan, 1996 Director Option Plan or any other agreement or arrangement (collectively, the "Stock Plans") shall automatically accelerate in accordance with the terms of the Stock Plans (the "Accelerated Options"). In lieu of exercising such Accelerated Options, each holder of an Accelerated Option shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company for each Share subject to such Accelerated Option an amount in cash equal to the excess, if any, of (a) the product of the number of Shares covered by such Accelerated Options multiplied by the Offer Price, over (b) the product of the number of Shares covered by such Accelerated Options multiplied by the per-Share exercise, purchase or conversion price payable upon exercise, purchase or conversion, subject to any required withholding taxes. Any outstanding stock options or warrants that shall not have been so exercised or surrendered for payment shall terminate at the Effective Time.

     Also in the Merger Agreement, the Company has agreed to amend its 1996 Employee Stock Purchase Plan for U.S. Employees and its 1996 Employee Stock Purchase Plan for non-U.S. employees (together, the "Employee Stock Purchase Plans") so that (a) any Shares to be purchased under the Employee Stock Purchase Plans will be purchased no later than the last trading day immediately prior to the consummation of the Offer, and (b) immediately following such purchase, each of the Employee Stock Purchase Plans will terminate.

     Except as set forth above, the Company has agreed in the Merger Agreement not to modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding, or to amend, change or waive (or exempt any person from the effect of) the Rights Agreement, except in the exercise of the fiduciary duties of its Board of Directors after consultation with counsel.

     Conditions to Obligations of All Parties to the Merger. The obligations of each of the parties to effect the Merger following completion of the Offer are subject to the following conditions:

          (i) The Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the DGCL;

          (ii) All waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the
     "Hart-Scott-Rodino Act") shall have expired or been terminated;

          (iii) There shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

          (iv) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger;

          (v) The Merger Agreement shall not have been terminated as provided therein (see Section 13, "Merger Agreement -- Termination," below); and

          (vi) Offeror shall have been required to purchase Shares pursuant to the Offer.

     Schedule 14D-9. In the Merger Agreement, the Company has agreed that simultaneously with, or as promptly as possible after, the commencement of the Offer, it will file with the Commission and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer, tender their Shares thereunder to Offeror and, if required by applicable law, approve the Merger; provided, that such recommendation may not be withdrawn or modified except by resolution of the Board of Directors adopted in the exercise of its fiduciary duties after consultation with counsel.

     Board of Directors. The Merger Agreement provides that promptly upon the payment by Offeror or any of Parent's direct or indirect subsidiaries pursuant to the Offer for such number of Shares which represents at least a majority of the outstanding Shares, the Company shall increase the size of its Board of Directors to seven (7) members, and Offeror shall be entitled to designate members of the Board of Directors such that Offeror, subject to the provisions of Section 14(f) of the Exchange Act, will have a number of representatives on the Board of Directors, rounded up to the next whole number, equal to the product obtained by multiplying seven (7) by the percentage of Shares beneficially owned by Parent and any of its subsidiaries. The Company has agreed, upon the request of Offeror, to promptly increase the size of the Board of Directors as permitted in accordance with the Certificate of Incorporation of the Company and/or use its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Offeror's designees to be elected to the Board of Directors and has agreed to use its best efforts to cause Offeror's designees to be so elected. Notwithstanding the foregoing, if Offeror's designees at any time prior to the Effective Time constitute a majority of the Company's Board of Directors of the Company, then the Board of Directors shall have at least two Continuing Directors. The Company has agreed, at the request of Offeror and at its expense, to take all actions necessary to effect the foregoing, including the mailing to its stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to Offeror and its counsel.

     Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate Allen M. Yurko, Dr. George W. Sarney, Roger Mann, Colin P. Bonsey and/or James C. Bays, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent, Offeror and Merger Sub, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization and authority to enter into the Merger Agreement and the Stock Option Agreement (defined and discussed under Section 13, "Stock Option Agreement," below) and carry out the transactions contemplated thereby, the Company's subsidiaries, Commission filings (including financial statements), the documents supplied by the Company relating to the Offer, required consents and approvals, employee benefit plans, litigation, the material liabilities of the Company and its subsidiaries, environmental matters relating to the Company and its subsidiaries, labor matters, trademarks, patents and other intellectual property, the payment of taxes, arrangements with financial advisors, the Rights Agreement, the absence of product liability claims, related party transactions, and the absence of certain material adverse changes or events since December 31, 1997. The Company has also represented that it has taken or will take all action necessary to render Section 203 of the DGCL (see Section 16, "State Takeover Laws," below) and the Rights Agreement inapplicable to Parent, Offeror or Merger Sub solely by virtue of the Offer, the Merger, the Merger Agreement, the Stock Option Agreement, the purchase of Shares pursuant to the Offer, the Merger or the Stock Option Agreement, and the transactions contemplated thereby or therein. The Company has also represented that the aggregate fees and expenses payable by the Company and its subsidiaries in respect of the Merger Agreement and the transactions contemplated thereby to any of its advisors will not exceed $3,000,000, as long as the transactions are consummated without any related litigation, and excluding any fees and expenses relating to certain antitrust matters.

     Parent, Offeror and Merger Sub have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent's, Offeror's and Merger Sub's organization and qualification, their authority to enter into the Merger Agreement and the Stock Option Agreement and consummate the Offer and the Merger, required consents and approvals, documents related to the Offer, the applicability of certain margin rules and the availability of sufficient financing to consummate the Offer.

     Conduct of Company's Business Pending Merger. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated by the Merger Agreement, the Company will do the following:

          (i) carry on the business of the Company and its subsidiaries only in, and will maintain its and its subsidiaries facilities in, the ordinary course of business and consistent with past practice;

          (ii) use its reasonable efforts and shall cause its subsidiaries to use reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their current officers and employees as a group and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with them;

          (iii) as requested by Offeror and Merger Sub, confer on a regular and frequent basis with representatives of Offeror and Merger Sub to report operational matters and the general status of ongoing operations;

          (iv) not take any action which would cause, or which reasonably may be expected to cause, a failure to satisfy the conditions described in clause
     (e) of Section 15, below; and

          (v) notify Offeror and Merger Sub of any emergency or other change in the normal course of the Company's or any of its subsidiaries' business or in the operation of the Company's or the subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would, individually or in the aggregate, have a material adverse effect on the business, revenues, assets, operations or financial conditions of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect") or would reasonably be expected to impair any party's ability to consummate the transaction contemplated by the Merger Agreement.

     The Company has also agreed pursuant to the Merger Agreement that, prior to the Effective Time, it will not directly or indirectly do, or permit any of its subsidiaries to do, any of the following:

          (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) options or rights under the Employee Stock Purchase Plans to acquire Shares in accordance with their terms in effect on the date of the Merger Agreement);

          (ii) amend or propose to amend the Certificate or Articles of Incorporation or By-Laws of the Company or any of its subsidiaries;

          (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares other than pursuant to the Rights Agreement;

          (iv) other than pursuant to the Rights Agreement, redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company; or

          (v) enter into or materially modify any agreement, commitment or arrangement with respect to any of the foregoing.

     Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of the subsidiaries will:

          (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice;

          (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof;

          (iii) incur any indebtedness for borrowed money or issue any debt securities except for borrowings in the ordinary course of business and consistent with past practice;

          (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company;

          (v) enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (vi) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors;

          (vii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits in effect on the date of the Merger Agreement; or

          (viii) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee.

     In addition, the Company has agreed that it will not (i) except as is necessary after consultation with counsel to comply with fiduciary duties of the Board of Directors of the Company, call any meeting (other than as contemplated by the Merger Agreement) of its stockholders or waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person; and (ii) except as expressly contemplated in the Merger Agreement, modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding, and shall not amend, change or waive (or exempt any person from the effect of) the Rights Agreement, except in the exercise of the fiduciary duties of the Company's Board of Directors or as expressly contemplated by the Merger Agreement.

     The Company has also agreed that neither it nor any of its subsidiaries will: (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or (ii) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, except in the ordinary course of business consistent with past practice. In addition, the Merger Agreement also requires the Company to use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

     Non-Solicitation Obligations; Bona Fide Offers. The Company agreed in the Merger Agreement to immediately cease and terminate any existing activities, discussions or negotiations with any parties with respect to any acquisition of or sale of any equity interest in or substantial assets of the Company or any of its subsidiaries. Also, from the date of the Merger Agreement until the Effective

Time or the termination of the Merger Agreement, the Company will not, directly or indirectly, through any of its affiliates, officers, directors or agents, or otherwise solicit, initiate, entertain or encourage any proposals or offers from any other person other than Parent or its affiliates (a "third party") relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets, or otherwise) (an "Alternative Acquisition"), or engage in any recapitalization or sale of any equity interest in or sale or assignment of substantial assets of the Company or any of its subsidiaries (other than pursuant to the exercise of options and Rights outstanding on the date of the Merger Agreement or granted afterwards with Parent's written permission) to a third party (an "Equity Transaction"), nor will the Company participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any third party to do or seek an Alternative Acquisition or Equity Transaction ("Non-Solicitation Obligations").

     However, notwithstanding the Company's Non-Solicitation Obligations, the Company may negotiate with or furnish information to a third party that provides a "Bona Fide Offer," provided that the Company first notifies the Parent in writing of its receipt of such proposal and of its material terms. A "Bona Fide Offer" means any bona fide proposal made by a third party with respect to an Alternative Acquisition on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its outside financial advisors) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (after consultation with its outside financial advisors) is highly probable of being obtained by such third party. In addition, the Company may terminate this Agreement and accept such Bona Fide Offer upon the payment to Parent of the Termination Fee (defined under "Expenses; Termination Fee" below).

     Indemnification. Parent has agreed in the Merger Agreement to cause the Surviving Corporation to maintain, for three years from the date Parent, Offeror and Merger Sub together acquire a majority of the Shares, all rights to indemnification existing in favor of the directors, officers, employees and agents of the Company pursuant to the Company's By-Laws at or prior to the Effective Time, unless required by law. Parent has also agreed in the Merger Agreement to use its reasonable efforts to cause the Surviving Corporation to maintain in full force and effect for a period of at least three years from the Effective Time directors' and officers' liability insurance with limits of at least those currently in place containing terms and provisions comparable to the terms and provisions of the current policy maintained by the Company, for the benefit of existing and former officers, directors, employees and agents of the Company, but the Surviving Corporation shall only be liable for annual premiums of no more than 30% greater than that incurred by the Company on the date of the Merger Agreement. Parent has further agreed that, from and after the consummation of the Offer, it will fulfill and honor, and it will cause the Company to fulfill and honor, all obligations of the Company pursuant to each indemnification agreement in effect at such time between the Company and each person who is or was a director, officer, employee or agent of the Company at or prior to such time. Parent has further agreed to assume the foregoing indemnification obligations during any period of time in which the Surviving Corporation fails or is unable to perform such obligations.

     Employment Agreements. In addition, Parent has agreed that it will cause the Company or its successors to honor without modification all employment agreements and severance agreements and policies in effect prior to the date of the Merger Agreement between the Company and any employee of the Company. The Company has advised Offeror that the Company has entered into separation agreements with certain of its officers, including Charles R. Harris, its President and Chief Executive Officer, and that, in connection with the Offer, effective April 15, 1998, the Company's Board of Directors authorized an amendment to the separation agreements (i) to extend the terms of the agreements for one year, (ii) to provide (effective upon the purchase of Shares pursuant to the Offer) for a six-month employment period during which the agreements will not be terminable by the Company except for cause, and (iii) to provide that, at the end of such six-month period, each such agreement may be terminated by the employee in his or her sole discretion and such employee shall be entitled to severance payments under the agreement. Generally, such severance payments are equal to six months salary. However, if the employee has not found new employment at the end of six months, the employee may continue to receive his or her salary for additional one month periods, not to exceed an additional six months, until the employee has found new employment. Such obligation to pay severance will terminate immediately if the officer accepts employment, directly or indirectly, with a competitor of Foxboro or the Company's business.

     Amendment to Preferred Shares Rights Agreement. Pursuant to the Merger Agreement, the Company has agreed to effect an amendment to the Preferred Shares Rights Agreement dated as of August 13, 1997 (the "Rights Agreement") entered into between the Company and Harris Trust Company of California as Rights Agent (the "Rights Agent") to exclude Parent and Affiliates and Associates (as such terms are defined in the Rights Agreement), including Offeror and Merger Sub, from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of the Shares which Parent, Offeror or any of their respective Affiliates and Associates have obtained the right to acquire, or will acquire, as a result of the transactions contemplated by the Merger Agreement and the Stock Option Agreement. Such amendment has been effected by the execution of a formal amendment to the Rights Agreement on April 17, 1998 (the "Rights Amendment") by the Company and the Rights Agent, and the filing with the Commission (and the effectiveness of) an amendment to the Company's Registration Statement on Form 8-A on April 21, 1998 with respect to such Rights Amendment. The Rights Amendment ensures that neither Parent, Offeror nor any of their respective Affiliates and Associates will be considered an "Acquiring Person" under the Rights Agreement, and prevents the occurrence of a "Distribution Date," a "Shares Acquisition Date" or a "Triggering Event" (each as defined therein) as a result of Offeror's acquisition of Shares upon consummation of the Offer or Parent's or Offeror's acquisition of Shares, or rights to acquire same, in connection with the Merger or otherwise pursuant to the Merger Agreement or Stock Option Agreement or any of the transactions contemplated thereby.

     Consents and Amendments. In the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to obtain, without the payment of any fee or compensation, certain consents to the Offer, the Merger, and the transactions contemplated by the Merger Agreement. Also, the Company has agreed to use its best efforts to amend the Software License Agreement (the "Shell License Agreement") dated September 15, 1997 by and between the Company and Shell Oil Products Company, with Shell acting for itself and Shell Oil Company (collectively "Shell"), on terms reasonably satisfactory to Parent.

     Termination of Merger Agreement. The Merger Agreement provides grounds for which it may be terminated at any time prior to the Effective Time, but only if no Shares have been purchased pursuant to the Offer. The Merger Agreement may be so terminated:

          (a) by mutual consent of the Boards of Directors of Parent and the Company;

          (b) by either Offeror or the Company if the Offer shall not have been consummated on or before October 31, 1998; provided, however, that a party shall not be entitled to terminate the Merger Agreement pursuant to such provision if such party is in material breach of its obligations under the Merger Agreement;

          (c) by Offeror if (i) the Company or any of its subsidiaries authorizes, recommends or proposes, or has announced such an intention, or has entered into an agreement with respect to, any Alternative Acquisition or Equity Transaction, or the Company's board of directors withdraws or adversely modifies its favorable recommendations with respect to the Offer and the Merger, or any corporation, entity, "group" or "person" (as defined in the Exchange Act) other than Parent, Offeror or the Merger Sub, acquires beneficial ownership of more than 50% of the outstanding Shares, or (ii) the Rights Amendment is not adopted by April 20, 1998 or does not remain in full force and effect thereafter;

          (d) by Offeror upon any failure of any of the conditions to the Offer set forth in Section 15 below; provided that if any and all such conditions are and continue to be reasonably probable of being satisfied by the thirtieth (30th) business day after commencement of the Offer, Offeror shall not terminate the Merger Agreement as a result of such failures until such thirtieth (30th) business day;

          (e) by the Company if (i) the Offer has not commenced substantially in accordance with its terms, or (ii) the Offer expires or is terminated without any Shares having been purchased, or (iii) if a tender offer for Shares is commenced by a person or entity, or the Company receives an offer with respect to a merger, sale of assets or other business combination with a person, any of which the Board of Directors determines, in the exercise of its fiduciary duties and subject to its duties under the Merger Agreement with respect to Bona Fide Offers, makes necessary or advisable the termination of the Merger Agreement, or (iv) there has been a material breach or failure to perform in any material respect by Parent, Offeror or Merger Sub of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to such breaching party; or

          (f) by Offeror if any governmental entity shall have issued an order, decree or ruling or taken other action (in each case which is final and nonappealable) permanently enjoining, restraining or otherwise prohibiting acceptance or payment for Shares pursuant to the Offer or the Merger.

     If the Merger Agreement is so terminated (a) the Merger Agreement will become void and there will be no liability or further obligation on the part of Parent, Offeror, Merger Sub or the Company or their respective stockholders, officers or directors, except for expense reimbursement or payment of the Termination Fee (discussed below), confidentiality obligations, and the standstill obligations of the parties and (b) Offeror and Merger Sub shall terminate the Offer, if still pending, without purchasing any Shares thereunder and will not, subject to the Standstill Proviso of the of the Confidentiality Agreement (see Section 12, "Confidentiality; Standstill," above), for a period of two years following termination, commence a tender or exchange offer for any capital stock of the Company without prior written consent of the Company.

     Expenses; Termination Fee. The Merger Agreement provides that the Company will pay Parent, upon demand, $7,250,000 (the "Termination Fee"), to compensate Parent, Offeror and Merger Sub for taking actions to consummate the Merger Agreement, to reimburse them for the time and expense relating thereto and for other direct or indirect costs in connection with the transactions contemplated by the Merger Agreement, if the Merger Agreement is terminated for any of the following reasons and upon the conditions set forth in the Merger Agreement:

          (A) the Company's acceptance of a Bona Fide Offer (see "Merger Agreement -- Non-Solicitation Obligations; Bona Fide Offers," above);

          (B) the determination by the Company's Board of Directors that such termination is necessary or advisable given the commencement of a third-party tender offer for the Shares or the receipt by the Company of an offer with respect to a business combination transaction;

          (C) the Company's pursuit of any Alternative Acquisition or Equity Transaction, the withdrawal or adverse modification of the favorable recommendations of the Company's Board of Directors with respect to the Offer and the Merger, a third-party acquisition of beneficial ownership of more than 50% of the outstanding Shares, or the failure to adopt the Rights Amendment by April 20, 1998 or to maintain the Rights Amendment in full force and effect thereafter; or

          (D) any reason other than a material breach of the Merger Agreement by Parent, Offeror or Merger Sub if within four months thereafter either (x) a definitive agreement is entered into between the Company and any third party for the acquisition or disposition of a material amount of assets or securities of the Company, or for a merger, consolidation or other reorganization of the Company at a price equivalent to a price per Share in excess of $10.00, and such transactions are subsequently consummated at any time, or (y) any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Offeror or any affiliate of Offeror acquires or makes a public tender offer to acquire beneficial ownership of at least 50% of the outstanding Shares at a price per Share in excess of $10.00, and such transactions are consummated at any time.

     If the Company fails to pay the Termination Fee promptly when due, the Company has agreed to pay to Parent all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by Parent in connection with the collection of the Termination Fee, together with interest from the date the Termination Fee was due until such time as payment is received by Parent at the lesser of 10% per annum or the maximum rate permitted by law (the "Interest Rate").

     The Merger Agreement further provides that, in addition to any damages caused by conduct that constitutes a breach under the Merger Agreement by either Parent, Offeror and Merger Sub, on the one hand, and the Company, on the other hand, the breaching party, jointly and severally, will pay to the nonbreaching party all reasonable out-of-pocket costs and expenses it incurs in connection with its enforcement of its rights under the Merger Agreement, together with interest from the date such damages are incurred until such time as payment is received by the nonbreaching party at the Interest Rate.

     Consent of Continuing Directors to Termination, Modification, Amendment or Waiver. Notwithstanding anything in the Merger Agreement to the contrary, the affirmative vote of a majority of the Continuing Directors will be required to terminate, amend, modify or waive any provision of the Merger Agreement on behalf of the Company, or to approve any other action by the Company with respect to the Offer or the other transactions contemplated by the Merger Agreement, or the Certificate of Incorporation or By-Laws of the Company which adversely affects the interests of the stockholders of the Company (other than Parent, Offeror or Merger Sub) with respect to such transactions.

  The Stock Option Agreement

     Grant of Stock Option. Parent and the Company have entered into a Stock Option Agreement, dated as of April 15, 1998 (the "Stock Option Agreement"), pursuant to which the Company granted to Parent an option (the "Stock Option") to purchase authorized and unissued shares of common stock of the Company ("Option Shares") in an aggregate amount of up to 15% of the Company's issued and outstanding shares on the date of the Stock Option Agreement, at a price per share equal to $10.00, payable in cash. The type and number of Option Shares and the option exercise price will be adjusted to reflect any stock dividends, split-ups, recapitalizations or the like. Further, if the Company enters into a merger with another company in which the Company's shares of common stock are converted into the right to receive cash, securities or other property, then the Company will ensure that the Stock Option becomes an option to acquire the cash, securities or other property that Parent would have received in such merger if it had exercised the Stock Option immediately prior to such merger. The Company has also agreed that, if at the time of issuance of any Option Shares, the Company shall have issued any share purchase rights or similar securities to holders of any class of the Company's common stock, then, subject to the terms and conditions of any plan governing such rights or securities, each such Option Share shall also represent rights that are substantially similar and at least as favorable to Parent. The Stock Option may only be transferred to a direct or indirect wholly-owned subsidiary of Parent who agrees to be bound by the terms of the Option Agreement.

     Exercise of Stock Option. The Stock Option will be triggered upon a "Purchase Event," meaning the termination of the Merger Agreement in connection with (A) the Company's acceptance of a Bona Fide Offer (see "Merger Agreement -- Non-Solicitation Obligations; Bona Fide Offers," above), (B) the determination by the Company's Board of Directors that such termination is necessary or advisable given the commencement of a third-party tender offer for the Shares or the Company receives an offer with respect to a business combination (see "Termination of Merger Agreement," clause (e)(iii), above), or (C) the Company's pursuit of any Alternative Acquisition or Equity Transaction, the withdrawal or adverse modification of the favorable recommendations of the Company's Board of Directors with respect to the Offer and the Merger, a third-party acquisition of beneficial ownership of more than 50% of the outstanding Shares, or the failure to adopt the Rights Amendment by April 20, 1998 or to maintain the Rights Amendment in full force and effect thereafter (see "Termination of Merger Agreement," clause (c), above). Upon the occurrence of a Purchase Event, Parent may exercise the Stock Option, in whole or in part, during the period (the "Option Exercise Period") commencing on the Purchase Event and terminating 180 days thereafter (the "Termination Date"), with such period to be adjusted if any injunction, order or similar court restraint delays the exercise of the Stock Option. The related closing will generally take place on a date specified by Parent that is within 2 business days and 60 calendar days after the date that Parent provides written notice of exercise of the Stock Option (the "Notice Date"), subject to adjustment if the closing is delayed by any applicable law or because prior notification to or approval of any governmental authority is required.

     Repurchase of Stock Option and Option Shares. If Parent notifies the Company of its intention to exercise a portion of the Stock Option, but the related closing has not occurred, then the Company may, by providing written notice to Parent not less than two business days prior to the date scheduled for such closing, elect to repurchase the Stock Option in its entirety from Parent together with all Option Shares previously purchased by Parent as to which Parent then has beneficial ownership (as used in Rule 13d-3 under the Exchange
Act). The repurchase will take place within three business days of such election. The repurchase price will equal the sum of the following: (i) with respect to the unexercised portion of the Stock Option, the difference between
(A) the "Market/Tender Offer Price" (defined below) for shares of the Company's common stock and (B) the option exercise price of $10.00 (subject to adjustment as provided above), multiplied by the number of Option Shares subject to the unexercised portion of the Stock Option, but only if such Market/Tender Offer Price is greater than such exercise price; and (ii) with respect to Option Shares, the greater of the Market/Tender Offer Price and the purchase price paid for any Option Shares acquired upon exercise of any portion of the Stock Option, multiplied by the number of Option Shares so acquired. "Market/Tender Offer Price" means the higher of (x) the highest price per share at which a tender or exchange offer has been made and not withdrawn for shares of the Company's common stock during the Option Exercise Period or (y) the highest closing price per such share as reported by the NASDAQ National Market for any day within the period beginning on the Notice Date and preceding the date the Company gives notice of its election to repurchase.

     Limitation on Total Profit. If Parent (or any of its affiliates) sells any of the Option Shares or any rights therein, Parent may keep the proceeds of such sale until the proceeds exceed by more than $14,250,000 the aggregate purchase price paid for such Option Shares (the "Profit Limitation"). Any proceeds in excess of the Profit Limitation (whether in cash or in kind, valued at fair market) will be paid to the Company. The Profit Limitation applies to all sales and dispositions by Parent and its affiliates, including a sale to the Company pursuant to its repurchase rights.

     Termination. The Stock Option Agreement will terminate, but only if a Purchase Event has not occurred, on (i) the date on which Offeror purchases all Shares tendered in the Offer and not withdrawn pursuant to the Offer, or (ii) the termination of the Merger Agreement pursuant to its terms (unless terminated by the occurrence of a Purchase Event).

     Registration Rights; Listing. The Company has granted to the holders and beneficial owners of the Option Shares certain registration rights that may be exercised at any time after the closing of a sale of Option Shares. Registration will be at the Company's expense except for underwriting commissions and the fees and disbursements of counsel to such holders and beneficial owners. Upon receiving any request to exercise such registration rights, the Company will send a copy thereof to any other person known to the Company to be entitled to such registration rights. In no event will the Company be required to effect more than one registration pursuant to such rights. Also, if the Option Shares are then listed on any national securities exchange, the Company, upon the request of Parent, will promptly file an application to list the Option Shares on all such exchanges and will use its best efforts to obtain approval of such listings as soon as practicable.

     Representations and Warranties; Covenants. Under the Stock Option Agreement, the Company made customary representations and warranties to Parent, including with respect to the Company's authority to enter into and perform its obligations under the Stock Option Agreement, the due execution and delivery by the Company of the Stock Option Agreement, the Company's taking of all corporate actions necessary to authorize and reserve for issuance the Option Shares, and the valid issuance of such fully paid and nonassessable Option Shares, free and clear of all encumbrances. The Company also agreed that no provision of the Rights Agreement will be triggered solely by virtue of any ownership, exercise or purchase under the Stock Option Agreement.

     Parent has also made customary representations and warranties under the Stock Option Agreement, including with respect to Parent's authority to enter into and perform its obligations under the Stock Option Agreement, the due execution and delivery by Parent of the Stock Option Agreement, and the Parent's representation that it will not transfer or dispose of the Option Shares except in compliance with the Securities Act.

     The foregoing is a summary of certain provisions of the Merger Agreement and the Stock Option Agreement, copies of which have been filed as exhibits to the Schedule 14D-1 and which are available in the manner set forth in Section 8. Such summary is qualified in its entirety by reference to the text of such agreements.

14.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, (a) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) options or rights under the Employee Stock Purchase Plans to acquire Shares in accordance with their terms in effect on the date of the Merger Agreement); (b) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares other than pursuant to the Rights Agreement; or (c) other than pursuant to the Rights Agreement, redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company. See Section 13, "Conduct of Company's Business Pending Merger."

15.  CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

     In the Merger Agreement, Offeror has agreed that if all of the conditions to the Offer are not satisfied by the Expiration Date then, provided that all such conditions are reasonably probable of being satisfied by the date which is 30 business days after the commencement of the Offer, Offeror shall extend the Offer (up to such 30th business day) until such conditions are satisfied or waived. Subject to such obligation to extend the Offer, Offeror shall not be required to accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend or terminate (to the extent permitted by the Merger Agreement) the Offer,

(1) if the Minimum Condition is not satisfied as of the expiration of the Offer;
(2) if any applicable waiting period under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or have been terminated prior to the expiration of the Offer or (3) if, upon the Expiration Date and before acceptance of such Shares for payment, any of the following conditions exists or is continuing (each of paragraphs (a) through (f) providing a separate and independent condition to Offeror's obligations pursuant to the Offer):

          (a) there is any statute, rule, injunction or other order by any court or governmental agency or other agency or commission, domestic or foreign of competent jurisdiction (other than the routine application of waiting, review and investigation periods under the Hart-Scott-Rodino Act and similar foreign antitrust laws and published rules, and routine application of federal securities laws and published rules), (i) making the purchase of some or all of the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of Offeror or the Merger Sub to purchase some or all of the Shares, (ii) invalidating or rendering unenforceable any material provision of the Merger Agreement, (iii) imposing material limitations on the ability of Offeror or the Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including voting rights, (iv) imposing material limitations on the ability of any of Parent, Offeror, or the Company to continue to own or operate effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated, (v) imposing material limitations on the ability of Offeror to continue effectively all or any material portion of the Company's business as heretofore conducted or to own or operate effectively all or any material portion of the Company's assets as heretofore operated, or (vi) to the effect that the Offer or the Merger is violative of any applicable law which would reasonably be expected to result in any of the consequences described in clauses (i) through (v) above;

          (b) there is any law, statute, rule or regulation, domestic or foreign, that results or would reasonably be expected to result in any of the consequences referred to in paragraph (a) above, or any action, suit or proceeding is commenced by a governmental or regulatory authority or body seeking to restrain, enjoin or otherwise prohibit the Offer, the Merger, or the completion of the transactions contemplated by the Merger Agreement;

          (c) there is (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States or on the London Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom,
     (iii) any limitation by any governmental authority which would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom, (iv) from the date of the Merger Agreement through the close of business on the business day immediately prior to the Expiration Date, a decline of at least 25% in the Standard & Poor's 500 Index, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) except as set forth in reports heretofore filed by the Company with the Commission or the disclosure schedule provided by the Company, any change occurs or is threatened since the date of the Merger Agreement which individually or in the aggregate has had or is continuing to have or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

          (e) any of the representations and warranties of the Company in the Merger Agreement are not true and correct (i) in all material respects on the date of the Merger Agreement or (ii) in all respects as if made on the Expiration Date, except in the case of clause (ii) where the aggregate of all inaccuracies would not have a Material Adverse Effect on the Company, and except for those representations and warranties that address matters only as of a particular date

     (which representations and warranties will be true and correct except as would not have a Material Adverse Effect on the Company as of such particular date) (for purposes of determining whether inaccurate representations and warranties would have a Material Adverse Effect on the Company, "Material Adverse Effect" and "materiality" qualifications and limitations in the representations and warranties will not be given effect); or (iii) the Company shall have breached in any material respect or shall not have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it under the Merger Agreement; or

          (f) the Merger Agreement is terminated pursuant to its terms which, in the good faith judgment of Offeror, in any such case, and regardless of the circumstances giving rise to any such condition (except in the case any such condition is not satisfied as the direct result of a breach by Parent or Offeror of obligations under the Merger Agreement), make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Offeror and Parent and may be asserted by Offeror and Parent regardless of the circumstances (except in the case any such condition is not satisfied as the direct result of a breach by Parent or Offeror of obligations under the Merger Agreement) giving rise to such conditions, or may be waived (except for the Minimum Condition) by Offeror or Merger Sub in whole at any time or in part from time to time in their sole discretion. The failure by Offeror or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Offeror concerning the conditions described in this Section shall be final and binding upon all parties.

16.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section, Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. The Hart-Scott-Rodino Act provides that the acquisition of Shares by Offeror may not be consummated unless certain information has been furnished to the Division (the "Division") and the FTC and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the Hart-Scott-Rodino-Act require the filing of a Notification and Report Form (the "Form") with the Division and the FTC and that the acquisition of Shares under the Offer may not be consummated until 15 days after receipt of the Form by the Division and the FTC. Within such 15 day period the Division or the FTC may request additional information or documentary material from Offeror. In the event of such request the acquisition of Shares under the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC. Offeror expects to file its Form with the Division and the FTC on April 22, 1998. The Company advised the Offeror that the Company expects to file its Form with the Division and the FTC on April 24, 1998.

     Federal Reserve Board Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because, among other reasons, Parent's

Revolving Credit Agreement is unsecured, Parent and Offeror believe the financing for the acquisition of the Shares will comply with the Margin Regulations.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On April 15, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement, the Option Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement, the Option Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the stockholders of the Company and (iii) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement, the Option Agreement and the transactions contemplated thereby. Accordingly, Section 203 is inapplicable to the Offer, the Merger or the Option Agreement.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17.  FEES AND EXPENSES.

     Neither Offeror nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Morgan Stanley
(i) an advisory fee in the range of $100,000 to $200,000, if no acquisition of the Company is consummated, (ii) a fee of $500,000, upon Parent's reaching any agreement to acquire the Company or commencement of a tender offer for shares of the Company, and (iii) a transaction fee of $1,500,000 (against which any of the aforementioned fees paid will be credited), if an acquisition of the Company is concluded. The transaction fee will become payable in the event Offeror acquires more than a majority of the outstanding Shares. In addition, Parent has agreed to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred by Morgan Stanley, including the reasonable fees and disbursements of its legal counsel, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

     Offeror has retained D.F. King & Co., Inc. as Information Agent and Bankers Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer.

18.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

     Offeror has filed with the Commission a statement on Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          S ACQUISITION CORP.

April 21, 1998

                                                                         ANNEX I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

     The names and ages of the directors and executive officers of Parent and Offeror, and their present principal occupations, are set forth below. Unless otherwise indicated, each individual is a citizen of the United Kingdom and his business address is Saxon House, 2-4 Victoria Street, Windsor, Berkshire SL4 1EN, United Kingdom.

                                   SIEBE PLC

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT WITH SIEBE PLC; MATERIAL POSITIONS
          NAME AND AGE                           HELD DURING THE PAST FIVE YEARS
          ------------                    ---------------------------------------------
Sir Philip Beck (63)(a)            Chairman since March 1, 1998, and a member of the Board of
                                   Directors for more than the past five years. Formerly
                                   Chairman and Chief Executive Officer of John Mowlem and
                                   Company plc.
Sir Colin Marshall (64)(b)         Deputy Chairman, and a member of the Board of Directors
                                   since January 1, 1998. Chairman of British Airways plc since
                                   1993; Deputy Chairman and Chief Executive Officer prior to
                                   1993. Also Chairman of Inchcape since 1996; Deputy Chairman of British Telecommunications plc since 1995 and Board
                                   Director of the New York Stock Exchange Inc. since 1994.
Allen M. Yurko (46)(c)             Member of the Board of Directors, Managing Director and
                                   Chief Executive Officer since January 1, 1994; Managing
                                   Director and Chief Operating Officer from October 1, 1992 to
                                   December 31, 1993.
Dr. George W. Sarney (58)(d)       Member of the Board of Directors since January 1994;
                                   President and Chief Operating Officer, Siebe Control
                                   Systems, since September 1993; Director, President and Chief
                                   Operating Officer, Siebe Temperature and Appliance Controls
                                   from June to September 1993. Director, Bowthorpe plc, since
                                   1996; Senior Vice President, Energy and Environmental Group,
                                   Raytheon Company, prior to 1993.
Roger Mann (58)                    Member of the Board of Directors and Group Finance Director
                                   for more than the past five years.
Colin P. Bonsey (51)               Member of the Board of Directors and Director of Planning
                                   for more than the past five years.
James C. Bays (48)(e)              Vice President, General Counsel and Chief Legal Officer
                                   since March 1996. Vice President, Law and Assistant General
                                   Counsel, GenCorp Inc., from April 1993 to March 1996.
R.P.A. Coles (55)                  Director of Legal Affairs and Company Secretary for more
                                   than the past five years.
Sir Richard Lloyd, Bt. (69)(f)     Member of the Board of Directors for more than the past five years.
Lord Trefgarne PC (57)(g)          Member of the Board of Directors since 1991. Chairman of the
                                   Engineering Training Authority since 1994; President of the
                                   Mechanical and Metals Trades Confederation since 1990;
                                   former Minister of State.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT WITH SIEBE PLC; MATERIAL POSITIONS
          NAME AND AGE                           HELD DURING THE PAST FIVE YEARS
          ------------                    ---------------------------------------------
Mr. Peter A. M. Curry (67)(h)      Member of the Board of Directors since June 1996. Executive
                                   Chairman of Unitech plc prior to May 1996.
Mr. Timothy K. Thornton (63)(i)    Member of the Board of Directors since 1995. Director of
                                   Kleinwort Benson Securities Limited prior to 1995.
Mr. James Mueller (51)(j)          Member of the Board of Directors since April 1996; President and Chief Operating Officer of Siebe Temperature and
                                   Appliance Controls since 1993; President of Ranco Inc., an indirect wholly owned subsidiary of Parent, briefly in early
                                   1993.

                                    OFFEROR

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT WITH OFFEROR; MATERIAL POSITIONS
          NAME AND AGE                           HELD DURING THE PAST FIVE YEARS
          ------------                     -------------------------------------------
Allen M. Yurko                     Chairman and Member of the Board of Directors (see notation above for age and employment history).
Dr. George W. Sarney               Member of the Board of Directors and President (see notation above for age and employment history).
James C. Bays                      Member of the Board of Directors and Vice President (see
                                   notation above for age and employment history).
Thomas G. Foley (56)(k)            Vice President; Executive Vice President and Chief Financial
                                   Officer, Siebe Control Systems and Executive Vice President
                                   and Chief Financial Officer, The Foxboro Company, since
                                   September 1990.
Gregory M. Miller (49)(l)          Vice President and Treasurer; Vice President of
                                   International Finance, Parent, since January 1998; Vice
                                   President, Finance and Administration, Siebe Inc. (a holding company for Siebe plc's U.S. investments) since September
                                   1990.
R.P.A. Coles                       Secretary (See notation above for age and employment
                                   history).

---------------
 (a) Sir Philip Beck's business address is Pylle Manor, Pylle, Shepton Mallet, Somerset, BA4 6TD, United Kingdom.

 (b) Sir Colin Marshall's business address is British Airways, Berkeley Square House, Berkeley Square, London, W1X 6BA, United Kingdom.

 (c) Mr. Yurko is a citizen of the United States.

 (d) Dr. Sarney is a citizen of the United States and his business address is 33 Commercial Street, Bristol Park, Foxboro, Massachusetts 02035.

 (e) Mr. Bays is a citizen of the United States.

 (f) Sir Richard Lloyd's business address is Sundridge Place, Sundridge, Sevenoaks, Kent TN14 6DD, United Kingdom.

 (g) Lord Trefgarne's business address is The Old Barn, Kettlewell Close, Horsell Nr. Woking, Surrey GU 21 4HZ, United Kingdom.

 (h) Mr. Curry's business address is The Old Vicarage, Valley End, Chobham, Surrey, GU24 8TB, United Kingdom.

 (i) Mr. Thornton's business address is Juthware Hall, Halstock, Nr. Yeovil, Somerset, BA22 9SG, United Kingdom.

 (j) Mr. Mueller is a citizen of the United States and his business address is 8161 US Route 42N, Plain City, Ohio 43064.

 (k) Mr. Foley is a citizen of the United States and his business address is 33 Commercial Street, Foxboro, Massachusetts 02035.

 (l) Mr. Miller is a citizen of the United States and his business address is 33 Commercial Street, Foxboro, Massachusetts 02035

                                                                        ANNEX II

         SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US GAAP

     Below are the major differences between UK GAAP and US GAAP as they relate to Parent:

  Goodwill and Other Intangibles

     Under U.K. GAAP, Parent writes off goodwill, being the excess of cost over the fair value attributable to the net assets acquired, to consolidated equity in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized through the statement of income over a period representing the estimated useful life, not exceeding 40 years. In calculating any gain or loss resulting from a disposition of assets, goodwill previously written off, subject to certain adjustments, is restored to original cost under U.K. GAAP.

     In accordance with U.K. GAAP, development prototype expenditure and associated software costs on development of defined commercial projects are capitalized and amortized through the profit and loss account over a period of three to ten years. Under U.S. GAAP, such expenditure is generally expensed as it is incurred.

  Deferred Taxation

     Under U.K. GAAP, provision is made for deferred taxation under the liability method unless there is reasonable certainty that such deferred taxation will not become payable in the foreseeable future. Under U.S. GAAP, deferred taxation is accounted for on all temporary differences which will result in taxable or tax deductible amounts in future years subject to a valuation allowance to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized.

  Dividends

     Under U.K. GAAP, dividends are provided for in the year to which they relate. These dividends are deducted from current year earnings and therefore reserves. U.S. GAAP recognizes proposed dividends as a reduction of retained earnings in the accounting period in which they are formally declared.

  Pensions

     Contributions to the pension funds are assessed in accordance with advice from actuaries and charged to the income statement so as to spread the pension cost over the expected service lives of the employees with the pension plan. Pension accounting under U.S. GAAP is more prescriptive than that under U.K. GAAP, where a more flexible and judgmental approach is taken. Accordingly, there may be differences in the actuarial assumptions and methods of valuation of the plan assets compared with those that would be made under U.S. GAAP.

  Acquisition Accounting

     Prior to the adoption of Financial Reporting Standard No. 7 -- "Fair Values in Acquisition Accounting" ("FRS7"), Parent provided for certain costs as part of the purchase accounting adjustments on an acquisition which under U.S. GAAP should have been included in the statement of income when those costs were incurred. Examples of such items include certain costs in respect of salaries of individuals made redundant, the closure of certain of the Parent's existing operations and the rectification of inadequate operating systems.

     With effect from April 2, 1994, Parent adopted FRS7, FRS7 sets out rules for accounting for acquisitions in consolidated financial statements. The fair value balance sheet of the acquired company cannot include provisions for integration and reorganization costs set up by the acquiring company. In compliance with FRS7, comparative figures have not been restated. Under U.S. GAAP, certain integration and reorganization costs, meeting specific criteria, may be considered liabilities assumed and included in the allocation of the acquisition cost.

  Restructuring and Integration Costs

     Under U.K. GAAP, when a decision has been taken to restructure part of Parent's business, provisions are made for the impairment of asset values together with severance and other costs. U.S. GAAP requires a number of specific criteria to be met before such costs can be recognized as an expense. Among these criteria is the requirement that all significant actions arising from a restructuring and integration plan and their completion dates must be identified by the balance sheet date and employees must have been informed of their severance benefits. These criteria also apply to the recognition of integration costs considered liabilities assumed on acquisition.

  Earnings per Ordinary Share

     Under U.K. GAAP, earnings per ordinary share is computed using the weighted average number of ordinary shares in issue during the year. U.S. GAAP also includes in the computation for earnings per ordinary share the dilutive effect of all outstanding share options and common share equivalents under the treasury stock method. Under U.K. GAAP, the weighted average number of ordinary shares for prior years is restated to reflect the bonus element of rights issued. Under U.S. GAAP, no restatement is made.

  Cash Flows

     Under U.K. GAAP, Parent complies with the Revised Financial Reporting Standard No. 1 -- "Cash flow statements' ("FRS1"). Its objective and principles are similar to those set out in the Statements of Financial Accounting Standards No. 95 -- "Statement of Cash Flows" ("SFAS No. 95").

     The principal difference between U.K. GAAP and U.S. GAAP is in respect of classification. Under U.K. GAAP, Parent presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisitions and disposals, equity dividends paid, management of liquid resources, and financing. U.S. GAAP requires only three categories of cash flow activities which are operating, investing and financing activities.

     Cash flows arising from taxation and returns on investments and servicing of finance under U.K. GAAP would, with the exception of dividends paid, be included as operating activities under U.S. GAAP; dividend payments would be included as a financing activity under U.S. GAAP. In addition, capital expenditures and financial investment, acquisition and disposals, and management of liquid resources under U.K. GAAP would be presented as investing activities under U.S. GAAP.

     Furthermore, under U.K. GAAP, cash and cash equivalents include short term borrowings which under U.S. GAAP would be presented as financing activities.

  Investment Securities

     Trade investments are carried at cost, reduced for any permanent diminution in value. Under U.S. GAAP, investments in marketable equity securities and all debt securities would be classified as "available for sale" securities and recorded at fair value, with unrealized gains and losses, net of tax, presented as a component of equity.

  Share Option Scheme

     Parent does not recognize any compensation for performance-based options granted to directors and executives. U.S. GAAP requires compensation cost to be recorded over the service period for the excess of the market value of the underlying shares over the exercise price of the options.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                               The Depositary is:

                             Bankers Trust Company

           By Mail                         By Hand               By Overnight Mail or Courier
 BT Services Tennessee, Inc.        Bankers Trust Company        BT Services Tennessee, Inc.
     Reorganization Unit        Corporate Trust & Agency Group  Corporate Trust & Agency Group
       P.O. Box 292737           Receipt and Delivery Window         Reorganization Unit
   Nashville, TN 37229-2737     123 Washington St., 1st Floor      648 Grassmere Park Road
                                      New York, NY 10006             Nashville, TN 37211

                             Facsimile Copy Number:
                                 (615) 835-3701
                        (For Eligible Institutions Only)

                          For Confirmation Telephone:
                                 (615) 835-3572

                           For Information Telephone:
                                 (800) 735-7777

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                                 (800) 769-6414

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7239